Exhibit 107

Calculation of Filing Fee Tables

FORM S-4

(Form Type)

BURTECH ACQUISITION CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.0001 per share	457(f)(2)	114,518,349(3)	N/A	$381.73(4)	0.00014760	$0.06
Total Offering Amounts					$381.73		$0.06
Total Fees Previously Paid
Total Fee Offsets							-
Net Fee Due							$0.06

(1) All securities being registered represents the estimated number of shares of Class A Common Stock to be issued by BurTech Acquisition Corp., a Delaware corporation (“BurTech”), in connection with the proposed business combination pursuant to that certain Agreement and Plan of Merger by and among BurTech, BurTech Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of BurTech, Blaize, Inc., a Delaware corporation (“Blaize”) and, solely for the limited purposes set forth therein, Burkhan Capital LLC, a Delaware limited liability company (“Burkhan”) (as amended from time to time, the “Merger Agreement”) (the “Business Combination”). In connection with the Business Combination, (a) BurTech will change its name to “Blaize Holdings, Inc.” (“New Blaize”); (b) each share of Blaize common stock, par value $0.00001 per share (the “Blaize Common Stock”) issued and outstanding immediately prior to the effective time (but excluding any (x) shares of Blaize Common Stock subject to Blaize RSUs and Blaize Option, (y) shares of Blaize Common Stock held by Blaize as treasury stock, and (z) shares the holders of which perfect rights of appraisal under Delaware law) will be cancelled and converted into the right to receive a number of shares of BurTech Class A Common Stock (rounded up to the nearest whole share) equal to the quotient obtained by dividing (i) the Company Base Merger Consideration, by (ii) the Aggregate Company Shares (as defined in the Merger Agreement); (c) each Blaize Option that is outstanding and unexercised immediately prior to the Effective Time shall automatically be converted into an option to purchase shares of Common Stock of New Blaize (“New Blaize Common Stock”) as set forth in the Merger Agreement; and (d) each award of Blaize RSUs that is outstanding and unsettled immediately prior to the Effective Time shall automatically be converted into an award of restricted stock units relating to shares of New Blaize Common Stock as set forth in the Merger Agreement.

(2) Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share subdivisions, share dividends or similar transactions.

(3) Represents (i) 83,700,000 shares of Class A Common Stock to be issued to the equityholders of Blaize in connection with the Business Combination equal to (a) the quotient (such quotient, the “Company Base Merger Consideration”) obtained by dividing (A) the sum of (x) the Base Purchase Price of $767,000,000, plus (y) $70,000,000, by (B) $10.00, and (ii) 5,642,836 shares of Class A Common Stock issuable to Burkan and/or its Affiliates and/or nominees in connection with the Business Combination, in exchange for the shares of Blaize Common Stock issuable upon the conversion or exercise of the Burkhan Instruments (as defined in the Merger Agreement), and (iii) 25,175,513 shares of Class A Common Stock issuable in connection with the Business Combination, in exchange for the shares of Blaize Common Stock issuable upon the conversion or exercise of convertible notes and warrants to purchase shares of Blaize Common Stock issued by Blaize on or after April 22, 2024.

(4) Calculated in accordance with Rule 457(f)(2) under the Securities Act. Blaize is a private company, no market exists for its securities, and it has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of Blaize’s securities expected to be exchanged in connection with the Business Combination described herein, including the Blaize securities issuable upon the exercise and/or settlement of convertible notes, options and warrants.